                                Exhibit 99.1

                               FOR IMMEDIATE RELEASE
                                Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES THIRD QUARTER 2010
RESULTS AND INCREASES ANNUAL DIVIDEND

Houston (November 12, 2010) -- Adams Resources & Energy, Inc., (NYSE Amex-AE), announced today unaudited third quarter 2010 net earnings of $2,762,000 or $.66 per common share.  Revenues for the quarter totaled $502,455,000.  Current results compare to unaudited third quarter 2009 net earnings of $639,000 or $.15 per common share. For the nine months ended September 30, 2010 unaudited net earnings were $6,241,000 or $1.48 per share on revenues totaling $1,583,381,000. Net cash provided by operating activities was $26,494,000 for the nine-month period ended September 30, 2010.

Chairman K. S. “Bud” Adams, Jr. attributed the third quarter 2010 earnings increase to improved demand within the Company’s transportation segment where operating earnings grew by 69 percent for the comparative quarter. The Company also experienced improvement within the oil and gas production segment, as losses narrowed on the strength of increased commodity prices and reduced charges for prospect impairment valuations.

A summary of operating results is as follows:

	Third Quarter
	2010	2009

Operating Earnings (Loss)
Marketing	$4,646,000	$3,852,000
Transportation	2,108,000	1,244,000
Oil and gas	(476,000)	(1,698,000)
Administrative expenses	(2,257,000)	(2,252,000)
	4,021,000	1,146,000
Interest income, net	79,000	67,000
Income tax (provision)	(1,338,000)	(574,000)

Net earnings	$2,762,000	$639,000

Adams Resources & Energy, Inc. also announced its Board of Directors has declared an annual cash dividend in the amount of $.54 per common share, payable on December 15, 2010 to shareholders of record as of December 1, 2010.  The 2010 cash dividend represents an eight percent increase over the prior year amount.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September		September
	2010	2009	2010	2009

Revenues	$1,583,381	$1,431,510	$502,455	$576,299

Costs, expenses and other	(1,574,051)	(1,423,121)	(498,355)	(575,086)
Income tax (provision)	(3,089)	(3,146)	(1,338)	(574)

Net earnings	$6,241	$5,243	$2,762	$639

Earnings per share
Basic and diluted net earnings
per common share	$1.48	$1.24	$.66	$.15

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2010	2009

ASSETS
Cash	$30,303	$16,806
Other current assets	171,931	185,757
Total current assets	202,234	202,563

Net property & equipment	45,558	42,305
Other assets	3,108	4,533
	$250,900	$249,401

LIABILITIES AND EQUITY
Total current liabilities	$158,174	$164,191
Deferred taxes and other	2,684	1,409
Shareholders’ equity	90,042	83,801
	$250,900	$249,401